As filed with the Securities and Exchange Commission on September 17, 1998


                                          Registration No. 333-60341
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933


                               VASOMEDICAL, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                        11-2871434
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

180 Linden Avenue                                     Anthony Viscusi
Westbury, New York 11590                              Vasomedical, Inc.
(516) 997-4600                                        180 Linden Avenue
(Address, including zip code and telephone            Westbury, New York 11590
number, including area code, of registrant's          (516) 997-4600
principal executive offices)                 (Name address and telephone number,
                                              including area code, of agent for
                                              service)
                                    Copy to:
                           David H. Lieberman, Esq.
                           Blau, Kramer, Wactlar & Lieberman, P.C.
                           100 Jericho Quadrangle
                           Jericho, New York 11753
                           (516) 822-4820

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities      Amount to be   Proposed Maximum Offering   Proposed Maximum              Amount of
to be Registered                       Registered     Price Per Share (1)         Aggregate Offering Price (1)  Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001         6,841,758 shs.          $1.344                    $9,195,323                   $2,713
per share, reserved for issuance
upon conversion of Series C
Convertible Preferred Stock (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001           883,068 shs.          $1.344                    $1,186,843                    $350
per share, reserved for issuance
upon the exercise of Common
Stock Purchase Warrants (2) (3)
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act, based on the closing price of the Common Stock reported in the consolidated reporting system on July 23, 1998.

(2) This Registration Statement also covers the associated Share Purchase Rights reserved for issuance upon the exercise of the securities.

(3) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such securities.
--------------------------------------------------------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               VASOMEDICAL, INC.

                             Cross Reference Sheet

  Showing location in Prospectus of Information Required by Items on Form S-3

Item No.   Prospectus Caption
-----------------------------

   1.      Forepart of the Registration            Outside Front Cover
           Statement and Outside Front Cover Page Page of Prospectus of Prospectus

   2.      Inside Front and Outside Back Cover     Inside Front and Outside
           Pages of Prospectus                     Back Cover Pages of
                                                   Prospectus

   3.      Summary Information, Risk Factors and          *
           Ratio of Earnings to Fixed Charges

   4.      Use of Proceeds                         Use of Proceeds

   5.      Determination of Offering Price         Outside Front Cover Page;
                                                   Selling Security Holders

   6.      Dilution                                       *

   7.      Selling Security Holders                Selling Security Holders

   8.      Plan of Distribution                    Outside Front Cover Page;
                                                   Plan of Distribution

   9.      Description of Securities to be                *
           Registered

  10.     Interests of Named Experts and Counsel   Legal Opinion;
                                                   Experts

  11.     Material Changes                                *

  12.     Incorporation of Certain Documents       Incorporation of
          by Reference                             Certain Documents
                                                   By Reference

  13.     Disclosure of Commission Position on            *
          Indemnification for Securities Act
          Liabilities

* Omitted since answer to item is negative or inapplicable

                               VASOMEDICAL, INC.

               7,724,826 Shares of Common Stock, $.001 par value



        The 7,724,826 shares of Common Stock, $.001 par value per share (the "Shares"), of Vasomedical, Inc. (the "Company") being covered by this Prospectus represent 4,561,172 shares issuable upon the conversion of Series C Convertible Preferred Stock, and 588,712 issuable upon the exercise of Common Stock Purchase Warrants. They are being offered by two (2) selling security Holders and any pledgees, transferees, donees or other successors in interest thereof (the "Selling Security Holders"). This Prospectus also covers 2,574,942 shares of Common Stock associated with the Company's Share Purchase Rights, which are reserved for issuance upon the exercise of the foregoing securities. The Shares may be offered by the Selling Security Holders from time to time in transactions on the Nasdaq, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders, who may be deemed to be "underwriters", as defined in the Securities Act of 1933, as amended (the "Securities Act"), may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Security Holders" and "Plan of Distribution."


        None of the proceeds from the sale of the Shares by the Selling Security Holders will be received by the Company, except to the extent that the Common Stock Purchase Warrants are exercised. If all the Common Stock Purchase Warrants are exercised at current exercise prices, the net proceeds to the Company from this offering would be $1,225,000. The Company will bear the expenses in connection with the offering, including filing fees and the Company's legal and accounting fees, estimated at $19,000.


     The Company's Common Stock is traded on the Nasdaq SmallCap Issues market (Symbol: VASO). On September 14, 1998, the last reported sale price of the Company's Common Stock as reported by NASDAQ was $.875 per share.


                                ---------------


AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS", PAGE 4.


                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is __________, 1998

No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent, dealer or underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state.



                               TABLE OF CONTENTS

                                                                            Page
--------------------------------------------------------------------------------

Available Information .....................................................    3

Incorporation of Certain Documents by Reference ...........................    3

The Company ...............................................................    4


Risk Factors ..............................................................    4


Use of Proceeds ...........................................................    5

Description of Capital Stock ..............................................    6

Selling Security Holders ..................................................    7

Plan of Distribution ......................................................    8

Indemnification of Directors and Officers .................................   10

Legal Matters .............................................................   11

Experts ...................................................................   11

                             AVAILABLE INFORMATION


        The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, DC, a Registration Statement under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the shares of Common stock offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.


        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, at prescribed rates, and from the Securities and Exchange Commission's web site at the address http://www.sec.gov. Copies of such material can also be obtained at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by the Company with the Commission (File No. 0-18105) pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:


          (1) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.
          (2) The Company's Proxy Statement dated October 7, 1998 for its 1998 Annual Meeting of Stockholders.
          (3) The Registration Statement on Form 8-A dated May 11, 1995 with respect to the Company's Share Purchase Rights.
          (4)  The Company's Form 8-K dated April 30, 1998.


        All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Vasomedical, Inc., 180 Linden Avenue, Westbury, New York 11590 (516) 997-4600.

                                  THE COMPANY

        The Company is engaged in the commercialization of the EECP(r) enhanced external counterpulsation system ("EECP(r)"), a microprocessor-based medical device for the non-invasive, atraumatic treatment of patients with coronary artery disease. EECP(r) is marketed worldwide to hospitals, clinics and other cardiac health care providers. The Company has the worldwide exclusive marketing rights (except in China) to EECP(r), which rights it acquired in fiscal 1992.

        In addition to its marketing efforts, the Company has recently completed, at several leading university hospitals, a clinical study for the purpose, among other things, of gathering information to apply for medical reimbursement. EECP(r) has received marketing clearance from the Food and Drug Administration ("FDA") under a 510(k) premarket notification.

        The Company's executive offices are located at 180 Linden Avenue, Westbury, New York 11590, and its telephone number is (516) 997-4600.


                                  RISK FACTORS


        The following information, in addition to other information in this Prospectus and in the documents incorporated herein by reference, should be considered carefully by potential purchasers in evaluating the Company, its business and an investment in shares of the Common Stock offered hereby.


        1. Need for Additional Funds. Management believes that its working capital position at August 31, 1998, and the ongoing commercialization of EECP(r), will make it possible for the Company to support its internal overhead expenses and to implement its new development and business plans at least through May 31, 1999. While the Company intends to finance its future cash requirements from the sale and lease of EECP(r) systems, there is no assurance that the Company can be successful in these efforts.


        2. Dependence on Limited Products. Currently, EECP(r) is the Company's only product. The Company is concentrating substantially all of its efforts on EECP(r) for which it has recently concluded a multicenter clinical study and is incurring marketing expenses. Although the Company generated revenue from EECP(r) in fiscal 1998, there is no assurance that the Company will continue to generate enough revenue to fund internal working capital requirements beyond May 31, 1999.

        3. Historical and Anticipated Losses. The Company was incorporated in July 1987 and, to date, has had limited revenues. For the years ended May 31, 1998, 1997, and 1996, the Company sustained net losses of $5,031,000, $4,516,000, and $2,643,000, respectively. The Company recognized $5,225,000, $2,097,000 and $2,683,000 in revenues for the years ended May 31, 1998, 1997 and 1996, respectively.

        4. Uncertainty of Market Acceptance of the Company's Products. With respect to EECP(r), management believes that it represents a new and innovative treatment for patients suffering from coronary heart disease. Additional efforts will be required to confirm that this procedure is effective and safe and to acquaint potential purchasers, such as doctors, hospitals, suppliers of medical equipment and other potential purchasers of the device. The Company cannot guarantee acceptance by the medical community.

        5. Dependence on Key Personnel. The Company is substantially dependent upon the efforts of its executive officers, particularly Dr. John Hui. The Company maintains limited key-man life insurance. Despite the existence of employment agreements with Dr. Hui and others, there are no assurances that Company's key executives will continue their employment with the Company.

        6. Technological Obsolescence. The Company is engaged in an area characterized by extensive research and development activities. New developments are expected to continue at a rapid pace and there can be no assurance that new discoveries will not render the Company's products, processes and devices uneconomical or obsolete. The likelihood of success for the Company's products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community.

        7. Competition. There are other companies engaged in development, manufacture and/or marketing of products intended for the same uses as the Company's products, processes and devices. These companies' products may receive more widespread commercial acceptance than the Company's EECP(r) because of greater financial resources and marketing capabilities.

        8. Future Sales of Common Stock. Of the Company's Common Stock currently outstanding, approximately 1,707,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and, under certain circumstances, may be sold without registration pursuant to that Rule. An additional 22,456,856 shares are covered by currently effective registration statements, of which 12,239,684 shares are included in the Company's outstanding shares at July 23, 1998. The restricted securities, the previously registered securities, as well as the 7,724,826 shares of Common Stock registered hereunder represent approximately 35% of the Company's outstanding Common Stock on a fully-diluted basis. Their sale, or even potential sale, pursuant to Rule 144, its prior registration statement, this registration statement or otherwise, would likely have an adverse effect on the market price of the Company's Common Stock.


        9. Effect on Conversion or Additional Issuances of Serial Preferred Stock. The Board of Directors is authorized to issue 1,000,000 shares of Serial Preferred Stock in one or more series pursuant to its Certificate of Incorporation. As of August 31, 1998, 41,500 shares of Series B Convertible Preferred Stock ("Series B Preferred") were outstanding, which shares were convertible on that date into 1,115,966 shares of Common Stock, and 175,000 shares of Series C Convertible Preferred Stock ("Series C Preferred") were outstanding, which were convertible on that date into 4,705,882 shares of Common Stock. With respect to the Series B Preferred, the conversion price is the lower of (i) $2.18 per share, or (ii) 85% of the average closing bid price on the Nasdaq Small Cap Issues Market of the Common Stock for the five trading days immediately preceding the date of conversion ("Average Closing Price"). The conversion price of the Series C Preferred is the lower of $2.08 per share or the Average Closing Price. The Company has the authority to issue an additional 175,000 shares of Preferred Stock and may exercise its discretion in establishing the terms of such additional Preferred Stock. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock. The conversion of Series B Preferred and/or Series C Preferred also could adversely affect the rights of holders of shares of common Stock since such conversion may result in substantial dilution. To the extent holders of Series B Preferred or Series C Preferred convert and sell their Common Stock, the price of the Common Stock may further decrease due to the additional shares in the market, thus allowing the holders to convert additional shares of Series B Preferred and Series C Preferred into a greater number of shares of Common Stock, thereby further depressing the Common Stock price. See "Description of Capital Stock - Serial Preferred Stock".

     10. Government Regulation. The development, testing, production and marketing of the Company's products are subject to regulation by the FDA as devices under 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Additionally, the Company's products may be subject to regulation by similar agencies in other states and foreign countries. While the Company believes that it has complied with all applicable laws and regulations, no assurance can be given that continued compliance with such laws or regulations, including any new laws or regulations, will not impose additional costs on the Company which could adversely affect its financial performance and results of operations.

     11. Discretion in Application of Net Proceeds. To the extent that the Common Stock Purchase Warrants are fully exercised, the Company will receive net proceeds from this offering of approximately $1,225,000. Management of the Company has certain discretion over the use and expenditure of these proceeds. As a result, the success of the Company may be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of such net proceeds.


                                USE OF PROCEEDS


        The Company will not receive any proceeds from this offering, except to the extent that the Common Stock Purchase Warrants are exercised. If all the Common Stock Purchase Warrants are exercised at current exercise prices of $2.08 per share, the net proceeds to the Company from this offering would be $1,225,000. If such proceeds are received, the Company intends to use all such proceeds to support further expansion of its marketing activities for EECP(r), conduct new clinical studies designed to confirm additional therapeutic claims and general working capital. On September 14, 1998, the last reported sale price of the Company's Common Stock as reported by Nasdaq was $.875 per share.

                          DESCRIPTION OF CAPITAL STOCK
Capital Stock


     The Company's authorized capital stock consists of 110,000,000 shares of common stock, $.001 par value per share ("Common Stock") and 1,000,000 shares of Serial Preferred Stock, $.01 par value per share, of which 500,000 shares have been designated as Series A and issued on December 5, 1994, 150,000 shares have been designated as Series B Convertible Preferred Stock and issued on June 25, 1997, and 175,000 shares have been designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock") and issued on April 30, 1998.


Common Stock

     General. The Company has 110,000,000 authorized shares of common stock, $.001 par value.

        Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The Company's Board consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

        Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any cash dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.


        Share Purchase Rights. In March 1995, the Company's Board of Directors approved a Shareholder Rights Plan, under which a dividend distribution of one Right for each outstanding share of the Company's Common Stock is authorized. Each Right entitles shareholders to purchase one-half share of Common Stock at a 50% discount to market price if a person or group acquires 20% or more of the Company's outstanding stock. At present, the Company is not aware of any such person or group seeking to acquire 20% or more of the Company's outstanding Common Stock.


        Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation of dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities; subject to the rights of holders of Preferred Stock.

Serial Preferred Stock
        The Board of Directors is authorized by the Company's Certificate of Incorporation to authorize and issue one or more series of Serial Preferred Stock, $.01 par value. To date, 500,000 shares of Series A Preferred Stock have been issued by the Company, which shares have been converted to 1,000,000 shares of Common Stock, 150,000 shares have been designated and issued as Series B Convertible Preferred Stock, of which 107,500 shares have been converted to 1,309,600 shares of Common Stock, and 175,000 shares have been designated and issued as Series C Convertible Preferred Stock. No additional shares of Preferred Stock have been authorized for issuance by the Board and the Company has no present plans to issue any such shares. In the event that the Board of Directors does issue additional Preferred Stock, it may exercise its discretion in establishing the terms of the Preferred Stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Preferred Stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On liquidation, dissolution or winding up of the Company, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Preferred Stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of the Company.

        The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.


                            SELLING SECURITY HOLDERS

     The Selling Security Holders are (i) JNC Opportunity Fund Ltd. ("JNC"), the purchaser of the Series C Preferred Stock and 413,712 Common Stock Purchase Warrants ("Warrants") (which are exercisable at $2.08 per share) in connection with the placement of the Series C Preferred Stock, and (ii) Wharton Capital Partners, Ltd., who received 175,000 Warrants in connection with the placement of the Series C Preferred Stock. Except as otherwise disclosed herein, none of the Selling Security Holders has had any position, office or other material relationship with the Company or its predecessors or affiliates within the past three years.


        The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned by each of the Selling Security Holders, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purpose of calculating the number of shares of Common Stock beneficially owned by the holder of the Series C Preferred Stock, the number of shares of Common Stock calculated to be issuable upon conversion is based on a stated value of $20 per Preferred Share and on a conversion price of $.81 per share (25 shares of Common Stock for each Preferred Share) (without taking into account shares issuable as dividends or under Share Purchase Rights). The conversion price for the Series C Preferred Stock is the lower of (i) $2.08 per share, or (ii) 85% of the average closing bid price on the Nasdaq SmallCap Issues Market of the Common Stock for the five (5) trading days immediately preceding the date of conversion. Also, the holder was granted one Warrant for every six (6) shares issuable upon conversion (determined at closing) to purchase one (1) share of Common Stock at $2.08 per share. Holders of the Series C Preferred Stock are entitled to receive quarterly dividends at a rate of 5% per annum, payable in cash or, subject to certain conditions, shares of Common Stock. The actual number of shares issuable upon conversion of the

Series C Preferred Stock, shares underlying the associated Warrants and shares available for resale under this Prospectus could be materially greater based upon the market price of the Common Stock at the time or times of conversion. The number of shares shown as being offered hereunder by the holder of the Series C Preferred Stock is the number of shares registered by the Registration Statement of which this Prospectus is a part with respect to shares issuable upon conversion of and as dividends on the Series C Preferred Stock, as well as shares underlying associated Warrants and Share Purchase Rights, pursuant to the terms of the Registration Agreement.

        The information included below is based upon information provided by the Selling Security Holders as of July 23, 1998. Because the Selling Security Holders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the Selling Security Holders after such offering can be provided.



                               Number of Shares and Percentage of Common Stock Beneficially Owned
                                   Prior to the Offering           After the Offering
                                   ---------------------           ------------------
Selling Security Holder               Shares       %                   Shares  %
--------------------------------------------------------------------------------------------------

JNC Opportunity Fund Ltd.          9,629,909    4.9%  (1) (2) (3)         0   0%   (5)
Wharton Capital Partners, Ltd.       431,250       *  (4)                 0   0%   (5)
                                  ----------                              -
                                  10,061,159                              0
                                  ----------                              -

* Represents less than one percent of the Company's outstanding Common Stock.

(1) Represents shares issuable upon a hypothetical conversion of 175,000 shares of Series C Preferred Stock, with a stated value of $3,500,000, acquired on April 30, 1998, 413,712 shares issuable upon the exercise of warrants, 217,199 shares issuable as dividends and 2,487,442 shares issuable pursuant to Share Purchase Rights. Also represents shares issuable upon a hypothetical conversion of 42,500 shares of Series B Convertible Preferred Stock, with a stated value of $850,000, previously acquired on June 25, 1997, 340,000 shares issuable upon the exercise of warrants, 99,999 shares issuable as dividends and 722,528 shares issuable pursuant to Share Purchase Rights.

(2) The number of shares of Common Stock registered pursuant to the registration statement of which this Prospectus is a part and the number of shares of Common Stock offered hereby have been determined by agreement between the Company and JNC. Because the number of shares of Common Stock that will ultimately be issued to JNC upon conversion of the Series C Preferred Stock is dependent upon the conversion formula described above, such number of shares (and therefore, the number of shares of Common Stock offered hereby) cannot be determined at this time.

(3) The purchase agreement under which the Series B and Series C Preferred Stock was issued prohibits JNC from converting shares of Series B and Series C Preferred Stock to the extent such conversion would result in JNC beneficially owning in excess of 4.99% of the outstanding shares of Common Stock. The prohibition continues unless there occurs an event of default under the agreements governing the Series B and Series C Preferred Stock that remains uncured for more than ten days.

(4) Represents shares issuable upon the exercise of warrants and Share Purchase Rights.

(5) Assumes all Series B Preferred and Series C Preferred Stock are converted and sold; assumes all warrants are exercised and underlying shares sold.


                              PLAN OF DISTRIBUTION

        The shares of Common Stock offered hereby may be offered for resale by the Selling Security Holders (or their donees, transferees or successors in interest) from time to time in transactions for their own account (which may include block transactions) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges (including privately negotiated transactions) or in the over-the-counter market, through the writing of options, or a combination of such methods of sale, at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). From time to time the Selling Security Holder may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Common Stock in connection therewith. Further, except as set forth herein, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Common Stock. The Selling Security Holders may also pledge shares of Common Stock as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. The Selling Security Holders and any dealers or agents participating in the distribution of the Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not receive any proceeds of the sales of the Common Stock by the Selling Security Holders.

        To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.


        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Security Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to these securities.


        All expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. The Selling Security Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Under provisions of the by-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by the General Corporation Law of Delaware, including against liabilities under the Securities Act.


        Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

        The officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $5,000,000, which includes reimbursement for costs and fees. There is a maximum deductible for officers and directors under the policy of $75,000 for each claim. The Company has entered into Indemnification Agreements with each of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for the Company by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. David H. Lieberman owns 20,000 shares of Common Stock and warrants to purchase 37,500 shares of Common Stock at $2.18 per share.


                                    EXPERTS

        The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Grant Thornton LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said Reports.

     No dealer, salesperson, or other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been so authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.



                               VASOMEDICAL, INC.


                            7,724,826 Common Shares





                                   PROSPECTUS







                            Dated: __________, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution

Securities and Exchange Commission Filing Fee ..................         $ 3,063
Nasdaq Additional Listing Fee ..................................           7,500
Legal Fees .....................................................           5,000
Accounting Fees ................................................           2,500
Miscellaneous ..................................................             937
                                                                         -------
        Total ..................................................         $19,000
                                                                         =======
        The Company will pay all of these expenses.


Item 15.        Indemnification of Directors and Officers

        Under provisions of the by-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

        Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

        The officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $5,000,000, which includes reimbursement for costs and fees. There is a maximum deductible for officers and directors under the policy of $75,000 for each claim. The Company has entered into Indemnification Agreements with each of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.        Exhibits


5     Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. (included in Exhibit 5 hereof)
23.2  Consent of Grant Thornton LLP


Item 17.        Undertakings

        (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf thereunto duly authorized, in Westbury, New York on the 17th day of September, 1998.
                              VASOMEDICAL, INC.
                              By: /s/ Anthony Viscusi *
                              -------------------------------------------------
                              Anthony Viscusi, President, Chief Executive
                              Officer and Director (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities indicated on September 17, 1998.


Signatures                               Title
----------                               -----


/s/ Alexander G. Bearn *                Director
---------------------------
Alexander G. Bearn

/s/ David S. Blumental *                Director
---------------------------
David S. Blumenthal

/s/ Francesco Bolgiani *                Director
---------------------------
Francesco Bolgiani

/s/ Abraham E. Cohen *                  Chairman of the Board
---------------------------
Abraham E. Cohen

/s/ Joseph A. Giacalone                 Secretary and Treasurer (Principal
---------------------------             Financial and Accounting Officer)
Joseph A. Giacalone

/s/ John C.K. Hui *                     Senior Vice President and Director
---------------------------
John C. K. Hui

/s/ Kenneth W. Rind *                   Director
---------------------------
Kenneth W. Rind

/s/ E. Donald Shapiro *                 Director
---------------------------
E. Donald Shapiro

/s/ Anthony Viscusi *                   President, Chief Executive Officer and
---------------------------             Director (Principal Executive Officer)
Anthony Viscusi

/s/ Zhen-sheng Zheng *                  Director
---------------------------
Zhen-sheng Zheng

* By: /s/ Joseph A. Giacalone
-----------------------------
          Joseph A. Giacalone
          Attorney-in-fact

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                               Vasomedical, Inc.




                                Amendment No. 1
                                       to
                        Form S-3 Registration Statement





                           E X H I B I T   I N D E X



                                                         Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number               Exhibit Description                 including Exhibit Pages
--------------------------------------------------------------------------------
5     Opinion of Blau, Kramer, Wactlar & Lieberman, P.C..

23.1  Consent of Blau, Kramer, Wactlar & Lieberman, P.C..      See Exhibit 5

23.2  Consent of Grant Thornton LLP......................

                                                                       EXHIBIT 5



            [Letterhead of Blau, Kramer, Wactlar & Lieberman, P.C.]





September 17, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     We have acted as counsel to Vasomedical, Inc., a Delaware corporation (the "Company"), in connection with Amendment No. 1 to the Registration Statement on Form S-3 of the Company, to be filed with the Securities and Exchange Commission on September 17, 1998 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 7,724,826 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), and the associated Share Purchase Rights (the "Rights") to be sold pursuant to such Registration Statement by certain security holders described in the Registration Statement.

     In this connection, we have reviewed: (i) the Restated Certificate of Incorporation and by-laws of the Company, as currently in effect; (ii) the Registration Statement; (iii) the Rights Agreement dated as of May 11, 1995 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company as Rights Agent; (iv) certain resolutions adopted by the Board of Directors of the Company; and (v) such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares and associated Rights. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     Based on such examination and review and subject to the foregoing, we are of the opinion that under New York and Delaware law, including, but not limited to, statutory law: (i) the Shares, when sold in the manner set forth in the Registration Statement, will be legally issued, fully paid and nonassessable; and (ii) the Rights issued together with the Shares, assuming issuance of the Rights in accordance with the terms of the Rights Agreement, will be validly issued and binding obligations of the Company and entitled to the benefits of the Rights Agreement.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Blau, Kramer, Wactlar & Lieberman, P.C.
                                    BLAU, KRAMER, WACTLAR
                                        & LIEBERMAN, P.C.

                                                                    Exhibit 23.2



              Consent of Independent Certified Public Accountants



We have issued our report dated July 28, 1998, accompanying the consolidated financial statements of Vasomedical, Inc. and Subsidiary included in the Annual Report on Form 10-K for the year ended May 31, 1998 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".


/s/ Grant Thornton LLP
GRANT THORNTON LLP


Melville, New York
September 17, 1998